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                                                                     EXHIBIT 99


RESPONSE ONCOLOGY, INC. ANNOUNCES
APPOINTMENT OF NEW DIRECTOR


MEMPHIS, TENNESSEE (January 3, 1996) -- Response Oncology, Inc. today announced the appointment of Leonard A. Kalman, M.D. to its Board of Directors. Dr. Kalman, a co-medical director of the Baptist Hospital of Miami Regional Cancer Center, is a practicing oncologist with the Oncology Hematology Group of South Florida, P.A. (the "Group"). Dr. Kalman is a graduate of Wesleyan University, and the Duke University School of Medicine. Among his other appointments, Dr. Kalman was a fellow in medical oncology at the Memorial Sloan Kettering Cancer Center in New York. He has been in private practice in Miami, Florida since 1982.

In a separate statement, the Company announced that it has acquired the assets of, and entered into a long-term management services agreement with the Group. The Group is the Company's first physician group under such a practice management relationship. The Company has plans to establish additional relationships of this nature in the future.

The Company also announced that it has named Joseph T. Clark as Chief Executive Officer of the Company in addition to his duties as President. This will allow the Company's Chairman, William H. West, M.D., to concentrate on medical and scientific affairs of the Company, particularly in connection with refining disease management capabilities to support managed care marketing. Mr. Clark has served as President of the Company since 1993.

Dr. West stated "We are very pleased to add Dr. Kalman to our Board of Directors. We believe that he will be very valuable in helping to guide the Company's physician practice management strategy. Further, we believe that Mr. Clark's appointment to the position of CEO is appropriate as the Company's business plans evolve to include oncology practice management services and cancer care networks."

Response Oncology is a comprehensive cancer management company which owns and/or operates a network of outpatient treatment centers, or IMPACT(R) Centers, which provide stem cell supported high dose chemotherapy and other advanced cancer treatment services under the direction of practicing oncologists; owns the assets of and manages oncology practices; and conducts clinical cancer research on behalf of pharmaceutical manufacturers. Over 300 medical oncologists are affiliated with the Company.

The common stock of Response Oncology, Inc. is traded on the NASDAQ National Market under the symbol ROIX.


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